Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Rexford Industrial Realty, Inc. for the registration of its common stock, preferred stock, depositary shares, warrants, rights and units, and to the incorporation by reference therein our reports dated August 4, 2014, with respect to the (i) statement of revenues and certain expenses of the 14723-14825 Oxnard Street property, (ii) statement of revenues and certain expenses of the 845, 855, 865 Milliken Avenue and 4317 and 4319 Santa Ana Street property, (iii) statement of revenues and certain expenses of the 4051 Santa Ana Street and 710 Dupont Avenue property, and (iv) statement of revenues and certain expenses of the Chatsworth Industrial Park property, all included in its Current Report (Form 8-K) dated August 5, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 5, 2014